SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SYNTHEMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

Notice of 2009 Annual Meeting of Stockholders
to be held on Monday June 8, 2009

Notice is hereby given that the Annual Meeting of Stockholders of SYNTHEMED, INC., a Delaware corporation (the “Company”), will be held at the offices of Eisner LLP, 750 Third Avenue, New York, New York 10017 on Monday, June 8, 2009, at 9:00 a.m. local time (the “Meeting”) for the following purposes:

1.	To consider and vote on the election of six directors;

2.	To ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

The close of business on April 14, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.  A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the Company's offices for a period of 10 days prior to the Meeting.  The stock transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting.  Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly or to vote over the Internet or by telephone in the manner described in the enclosed proxy.  Stockholders who execute proxies or submit voting instructions over the internet or by telephone retain the right to revoke them at any time prior to the voting thereof.  If you received these proxy materials via mail, a return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Richard L. Franklin, MD
Chairman

Iselin, New Jersey
Dated:  April 21, 2009

SYNTHEMED, INC.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SyntheMed, Inc., a Delaware corporation  (the “Company”), for the Annual Meeting of Stockholders to be held at the offices of Eisner LLP, 750 Third Avenue, New York, New York 10017, on Monday, June 8, 2009 at 9:00 a.m., local time, and for any adjournment or adjournments thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Any stockholder giving such a proxy has the power to revoke it at any time before it is voted.  Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address.  Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given.

If the proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies.  Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption “Election of Directors” and for the ratification of the appointment of Eisner LLP as the independent registered public accounting firm for the Company.

We are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this new process should expedite stockholders' receipt of proxy materials, lower the costs of our annual meeting, and help to conserve natural resources. On or about April 24, 2009, we intend to mail to our stockholders a notice containing instructions on how to access our 2009 proxy statement and Form 10-K annual report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.  If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, Form 10-K annual report and proxy card were enclosed.  If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the Form 10-K annual report and the proxy statement on the Internet, which are both available at www.proxyvote.com.

The cost of solicitation of proxies will be borne by the Company.  In addition to the use of mail, employees of the Company may solicit proxies by telephone or by other electronic means.  Upon request, the Company will reimburse brokers, dealers, bankers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners.

Your vote is important.  Accordingly, you are urged to vote online or by telephone or to sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

VOTING

 Only holders of shares of the Company’s common stock, $.001 par value per share (“Common Stock”), of record as at the close of business on the record date are entitled to vote at the Meeting. The record date for the Meeting is April 14, 2009 (the “Record Date”).  On the Record Date there were issued and outstanding 99,601,191 shares of Common Stock.  Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Meeting.  The presence in person or by proxy of the holders of a majority of the Common Stock outstanding on the Record Date shall constitute a quorum for the purposes of the Meeting.   The stockholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office.  Shares treated as a broker non-vote or abstention will be included in the number of shares represented for purposes of determining whether a quorum is present.  Abstentions will also be counted as shares present and entitled to be voted.  Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted.

Required Votes

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect the nominees as directors.  Stockholders may vote “FOR” any or all nominees or may “Withhold Authority” to vote for the nominees.  Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is necessary to ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company.  Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal.  Abstentions will have the same effect as a vote “AGAINST” this proposal.  Broker non-votes will have no effect on the voting outcome of this proposal.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Information Concerning Nominees

At the Meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.  Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions.  The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

The following table sets forth the names of the nominees and certain information with regard to each nominee:

Name of Nominee	Age	Director Since	Position with Company

David G. P. Allan	67	June 2003	Director
Barry R. Frankel	58	June 2003	Director
Richard L. Franklin, MD	63	December 2000	Executive Chairman & Chairman of the Board
Joerg Gruber	48	April 2007	Director
Robert P. Hickey	63	July 1996	President, CEO, CFO & Director
Walter R. Maupay, Jr.	69	July 1996	Director

Nominees for Election at the Meeting

David G.P. Allan has served as a director of the Company since June 2003. Since February 1998, Mr. Allan has been Chairman & CEO of YM BioSciences, Inc., a publicly traded, Toronto-based life sciences company focused on cancer therapy. In 1992, he founded the Knowledge-Based Industries Group of a Canadian investment banking firm, organized as the first in Canada involved in financing, analyzing and creating strategic alliances for life sciences and information technology companies, where he was Executive Director until 1998. Mr. Allan was formerly a governor of The Toronto Stock Exchange, a member, and working group Chair of the Ontario Biotechnology Advisory Board, a member of the Awards Selection Committee for the Networks of Centres of Excellence in Canada and a member of the Board of Trustees for the Ontario College of Art and Design. Mr. Allan is currently a member of BioteCanada’s Emerging Companies Advisory Board.  Mr. Allan is a director of DiaMedica, Inc., a publicly traded life sciences company focused on diabetes therapy.

Barry R. Frankel has served as a director of the Company since June 2003.  Since March 1993, Mr. Frankel has served as Managing Director of The Frankel Group, a life sciences management consulting firm.  From October 1982 to February 1993, Mr. Frankel served as President of SJ Weinstein Associates, a healthcare marketing and communications firm.  From October 1977 to September 1982, Mr. Frankel served in senior marketing and strategy positions at Pfizer Inc. From June 1974 to September 1977, Mr. Frankel was a life science research analyst for Citibank Investment Management Group.

Richard L. Franklin, MD, has served as Executive Chairman since October 2008, Chairman of the Board of Directors of the Company since June 2003 and as a director of the Company since December 2000.  Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company.  From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company.  From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry.  From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm.

Joerg Gruber has served as a director of the Company since April 2007.  Mr. Gruber co-founded Clubb Capital Limited, a London-based corporate finance and venture capital firm with a focus on healthcare, in 1995 and has acted as its Chairman since 1999. From April 1990 to June 1995, Mr. Gruber worked as an independent venture capital consultant. From November 1988 to March 1990, Mr. Gruber served as Director of Fixed Income Sales for Shearson Lehman. From March 1985 to October 1988 he was an institutional sales executive in the Fixed Income Division of Goldman Sachs in London.

Robert P. Hickey has served as President and Chief Executive Officer of the Company since May 1996, as a director of the Company since July 1996 and as Chief Financial Officer of the Company since March 2000. From May 1999 to June 2003, Mr. Hickey served as Chairman of the Board of Directors of the Company.  From May 1994 until joining the Company, Mr. Hickey was founder and president of Roberts Healthcare Resources, Inc., a company engaged in project consulting to Fortune 500 and leading edge companies in the healthcare industry.  From 1975 to 1994, Mr. Hickey served in various positions at Johnson & Johnson.  From 1992 to 1994, Mr. Hickey was vice president, marketing and director of Ethicon, Inc., a unit of Johnson & Johnson.

Walter R. Maupay, Jr. has served as a director of the Company since July 1996.  At his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb and president of Calgon Vestal Laboratories.  From May 1988 to January 1995, Mr. Maupay had been president of Calgon Vestal Laboratories, a division of Merck & Co., Inc.  From 1984 to 1988, Mr. Maupay served as vice president of Calgon Vestal Laboratories.  Mr. Maupay is currently a director of Kensey Nash Corporation and Cubist Pharmaceuticals, Inc., both of which are publicly traded companies.

General Information Concerning the Board and its Committees

The Board met eleven times in the fiscal year ended December 31, 2008. It is our policy that directors who stand for election at the Meeting attend the Meeting.  All of the incumbent directors who are nominees for election at the Meeting attended the 2008 Annual Meeting of Stockholders.

The Delaware General Corporation Law provides that the Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors.  The Board annually elects from its members the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee.  During the last fiscal year each of the directors then serving attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he served as a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the period for which he served as a director).

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for the establishment and supervision of guidelines and policies in support of the Board relating to Board composition, corporate governance and performance evaluation of the Board and management. The committee, a majority of whose members are independent within the meaning of the rules of the Nasdaq Stock Market, is composed of Mr. Maupay as Chairman and Messrs. Allan and Gruber. During fiscal 2008, the Nominating and Corporate Governance Committee did not meet separately from the Board but performed its duties in the context of Board meetings.    The committee’s charter is included on our website.

Audit Committee.  The Audit Committee is composed of two directors, one of whom is independent within the meaning of the rules of the Nasdaq Stock Market.  The Audit Committee reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects the independent registered public accounting firm.  In addition, the committee monitors the non-audit services of the independent registered public accounting firm.  During fiscal 2008, the Audit Committee met once.  In addition, during 2008, the Chairman met with the independent registered public accounting firm to review each of our Form 10-Q filings.   The members of the Audit Committee are Mr. Allan as Chairman and Dr. Franklin.  While each of the members of the Audit Committee is financially literate and has accounting and finance experience, none of such individuals is deemed a “financial expert” within the meaning of Securities and Exchange Commission regulations.  Given the limited resources of the Company, and the qualifications of the existing committee members, the Board of Directors has determined not to devote resources at this time to locating a person who qualifies as a “financial expert” to serve on the Audit Committee.  The committee’s charter is included on our website.  For additional information relating to the Audit Committee, see the Report of Audit Committee on page 10 of this proxy statement.

Compensation Committee.  The Compensation Committee is composed of three directors, a majority of whom is independent within the meaning of the rules of the Nasdaq Stock Market. The Compensation Committee reviews and recommends to the Board remuneration arrangements, compensation plans and approves option grants for the Company's officers, key employees, directors and others. While executive officer salaries are predetermined based on employment agreements, in evaluating discretionary bonus compensation and merit salary adjustments for executive officers, the committee considers, among other things, performance compared to goals and objectives, competitive market data and, particularly with respect to the grant of stock options, the desired level of equity holdings.  In determining compensation and performance criteria for employees other than the executive officers, the committee relies on the recommendation of the Chief Executive Officer.  The committee periodically reviews and recommends approval of outside director compensation arrangements.  Among the factors considered by the committee in recommending such arrangements are the number and nature of committees served, competitive market data and need to balance equity and cash compensation.   The committee cannot delegate its authority to non-committee members and has not historically relied on third party consultants to assist in determination of compensation arrangements.  The Compensation Committee is composed of Mr. Frankel as Chairman, Dr. Franklin and Mr. Maupay. During fiscal 2008, the Compensation Committee met six times.  The committee’s charter is included on our website.

Director Nomination Process.  The Nominating and Corporate Governance Committee is responsible for recommending to the Board those individuals it believes should be nominated for election or reelection as members of the Board. Our directors play an important role in guiding our strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, including particular experience in areas relevant to our business activities, concern for the long-term interests of the stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. In determining individuals to recommend for nomination, the Committee will consider candidates recommended by stockholders, in addition to Committee-identified candidates.  Stockholders wishing to recommend nominees for election at the 2010 Annual Meeting of Stockholders should provide all relevant background material for the candidate, including curriculum vitae, to the Chairman of the Committee, at our address, in advance of the date set forth herein for receipt of stockholder proposals for the 2010 Annual Meeting of Stockholders.

PRINCIPAL STOCKHOLDERS

Set forth below is information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of any class of voting securities of the Company, all directors (including nominees), the Named Executive Officers (as defined in “Executive Compensation - Summary Compensation Table”) and all directors (including nominees) and executive officers of the Company as a group, as of March 31, 2009.  The address of the officers and directors (including nominees) named in the following table is c/o SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey  08830.

Name and Address	Shares of Common
of Beneficial Owner	Stock Beneficially		Percent
or Number in Group	Owned (1)		of Class

Joerg Gruber	6,532,025	(2)	6.4%

Robert P. Hickey	3,805,165	(3)	3.7%

Richard L. Franklin, MD	3,558,799	(4)	3.5%

Eli Pines, Ph.D.	2,236,962	(5)	2.2%

Walter R. Maupay	999,449	(6)	1.0%

David G. P. Allan	895,000	(7)	0.9%

Barry R. Frankel	480,200	(8)	0.5%

Marc R. Sportsman	408,750	(9)	0.4%

All executive officers and directors
as a group (8 persons)	18,916,350	(10)	17.0%

(1)
Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or dispose of the securities regardless of any economic interest therein.  In accordance with such rules, shares beneficially owned includes shares that the named person has the right to acquire upon exercise of options and warrants, or upon conversion of convertible securities, within 60 days from March 31, 2009 and does not include shares underlying such securities that may be held by such persons that are not exercisable or convertible currently or within such period or that are subject to performance-based vesting.  All shares listed are beneficially owned, and sole voting and investment power is held by the persons named, except as otherwise noted.

(2)
Includes 700,000 shares of Common Stock issuable upon exercise of warrants and 130,000 shares issuable upon exercise of options held by Mr. Gruber as well as 823,000 shares and 1,445,025 shares underlying warrants held by Clubb Capital Limited, of which Mr. Gruber is Chairman and a director.  Mr. Gruber disclaims beneficial ownership of the securities held by Clubb Capital Limited, except to the extent of his pecuniary interest therein.

(3)	Includes 3,267,500 shares of Common Stock issuable upon exercise of options.
(4)	Includes 2,330,000 shares of Common Stock issuable upon exercise of options.
(5)	Includes 1,984,666 shares of Common Stock issuable upon exercise of options.
(6)	Includes 565,000 shares of Common Stock issuable upon exercise of options.
(7)	Includes 445,000 shares of Common Stock issuable upon exercise of options.
(8)	Includes 475,000 shares of Common Stock issuable upon exercise of options.
(9)	Includes 327,500 shares of Common Stock issuable upon exercise of options.
(10)	Includes 11,669,691 shares of Common Stock issuable upon exercise of options and warrants.
.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company during the fiscal years ended December 31, 2008 and 2007 to the Company’s principal executive officer and two other most highly compensated executive officers whose annual compensation exceeded $100,000 in fiscal 2008 (the “Named Executive Officers”).

Summary Compensation Table

			Option	Nonequity Incentive	All Other
Name and Principal		Salary	Awards	Plan Compensation	Compensation	Total
Position	Year	($)	(1) ($)	(2) ($)	(3) ($)	($)

Robert P. Hickey	2008	315,000	161,000	15,000	18,200	509,200
President, CEO & CFO	2007	300,000	340,000	75,000	14,100	729,100

Eli Pines, Ph. D.	2008	236,250	87,000	9,000	0	332,250
Vice President and	2007	225,000	226,000	45,000	5,000	501,000
Chief Scientific Officer

Marc R. Sportsman (4)	2008	248,400	110,000	18,750	17,600	394,750
Vice President of Sales	2007	160,000	66,000	45,000	12,000	283,000

(1)
This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 and prior fiscal years to each of the Named Executive Officers, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note G [3] of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note F [3] of the Company’s financial statements in the Form 10-KSB for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.  In January 2008, Mr. Hickey was granted options to purchase an aggregate of 100,000 shares, Dr. Pines was granted options to purchase an aggregate of 60,000 shares and Mr. Sportsman was granted options to purchase an aggregate of 70,000 shares. These options vest and become exercisable in two equal annual installments beginning on the grant date, are exercisable at $0.41 per share, the fair market value of the Common Stock on the date of grant, and expire ten years from the grant date. In January 2008, Mr. Hickey was granted options to purchase 30,000 shares in recognition of the completion of a financing in September 2007; these options replace an equal number of performance-based options originally granted to Mr. Hickey on February 16, 2007 that would have vested had the financing been completed earlier. These options are fully vested as of the grant date, are exercisable at $0.80 per share, the fair market value as of the original grant date and expire ten years from the original grant date. In February 2008, Mr. Hickey was granted options to purchase an aggregate of 250,000 shares, Dr. Pines was granted options to purchase an aggregate of 120,000 shares and Mr. Sportsman was granted options to purchase an aggregate of 130,000 shares, all of which options were subject to vesting based on the level of achievement of agreed-upon performance criteria.  The options are exercisable at $0.43 per share, the fair market value of the Common Stock on the date of grant, and expire ten years from the grant date.  Based on 2008 performance levels, the Compensation Committee determined that 88,000 of these options vested as follows: 37,500 for Mr. Hickey, 18,000 for Dr. Pines and 32,500 for Mr. Sportsman, with the balances being forfeited.

(2)
These amounts result from a performance-based bonus arrangement administered by the Compensation Committee of our Board of Directors and are determined and paid following completion of the indicated year based on the Named Executive Officer’s degree of achievement of agreed-upon performance goals for the indicated year. Of the amounts listed for 2008, 35% was paid in cash and the balance was paid in shares of common stock at $0.15 per share, which was equal to fair market value on the date the bonus entitlements were determined.

(3)
This column reflects the total amount of other compensation provided, no item of which individually exceeded the greater of $25,000 or 10% of the total amount of such other compensation for the Named Executive Officer. The amounts comprise Company contributions to the 401(k) plan, auto allowance (Mr. Sportsman only) and life insurance premiums (Mr. Hickey only).

(4)	Mr. Sportsman joined the Company effective May 1, 2007, at an annual base salary of $240,000.

In February 2008, based on the recommendation of the Compensation Committee of our Board of Directors, our Board of Directors approved performance-based bonus arrangements for the Named Executive Officers. Under the arrangements, the Named Executive Officers would be entitled to certain target cash and stock option bonuses, subject to the level of achievement of agreed-upon performance criteria set by the Committee. Criteria upon which Mr. Hickey’s target bonus was based included regulatory and sales and marketing activities related to REPEL-CV® Adhesion Barrier, new product and business development initiatives and financing activities. Criteria applicable to Dr. Pines’ target bonus included REPEL-CV regulatory approvals and clinical studies and new product initiative regulatory activities.  Mr. Sportsman’s target bonus criteria included achieving targeted sales levels, strengthening domestic and overseas sales infrastructure and activities related to REPEL-CV domestic and foreign reimbursement authorization. Actual cash and stock option bonus entitlements for 2008 performance were determined by the Compensation Committee in February 2009 and are reflected in the Summary Compensation Table above.

The following table sets forth certain information with respect to all outstanding equity awards as of December 31, 2008 to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End for 2008

	Number of	Number of
	Securities	Securities	Equity Incentive Plan
	Underlying	Underlying	Awards: Number of
	Unexercised	Unexercised	Securities Underlying
	Options (#)	Options (#)	Unexercised Unearned	Options Exercise	Option Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date

Robert P. Hickey	500,000	-	-	0.12	3/21/2009
	500,000	-	-	0.12	3/21/2010
	500,000	-	-	0.12	3/21/2011
	250,000	-	-	0.43	4/23/2011
	200,000	-	-	0.45	5/24/2011
	200,000	-	-	0.55	5/24/2012
	200,000	-	-	0.65	5/24/2013
	166,667	-	-	0.36	4/22/2012
	166,667	-	-	0.36	4/22/2013
	250,000	-	-	0.80	4/25/2016
	166,666	-	-	0.36	4/22/2014
	250,000	-	-	0.80	4/25/2016
	200,000	-	-	0.80	2/16/2017
	50,000	-	-	0.80	2/16/2017
	30,000	-	-	0.80	1/18/2018
	50,000	50,000	-	0.41	1/18/2018
	-	-	250,000	0.43	2/26/2018
	3,680,000	50,000	250,000

Eli Pines, PhD	233,334	-	-	0.12	3/21/2009
	233,333	-	-	0.12	3/21/2010
	233,333	-	-	0.12	3/21/2011
	100,000	-	-	0.43	4/23/2011
	200,000	-	-	0.45	5/24/2011
	200,000	-	-	0.55	5/24/2012
	200,000	-	-	0.65	5/24/2013
	76,667	-	-	0.36	4/22/2012
	76,667	-	-	0.36	4/22/2013
	76,666	-	-	0.36	4/22/2014
	165,000	-	-	0.80	4/25/2016
	165,000	-	-	0.80	4/25/2016
	50,000	-	-	0.80	2/16/2017
	130,000	-	-	0.80	2/16/2017
	30,000	30,000	-	0.41	1/18/2018
	-	-	120,000	0.43	2/26/2018
	2,170,000	30,000	120,000

Marc R. Sportsman
	150,000	150,000		0.98	5/15/2017
	35,000	35,000		0.41	1/18/2018
	-	-	130,000	0.43	2/26/2018
	185,000	185,000	130,000

Employment and Related Agreements

We have entered into employment agreements and change of control agreements with our Named Executive Officers, Mr. Hickey, Dr. Pines and Mr. Sportsman.  Mr. Hickey serves as our President, CEO, CFO and Secretary and as a member of our Board of Directors, Dr. Pines serves as our Vice President of Research and Chief Scientific Officer and Mr. Sportsman serves as our Vice President of Sales.

Employment Agreements

The employment agreements for Dr. Pines and Mr. Sportsman have initial terms of three years from March 1, 2006 and May 1, 2007, respectively.  The agreements are subject to automatic renewal thereafter for one-year periods absent six months prior written notice.  On October 1, 2008, we entered into a new employment agreement with Mr. Hickey. The principal changes effected by the new employment agreement are (i) setting the initial term to expire in four years (the prior agreement was scheduled to expire after three years in May 2009), (ii) inclusion of a requirement to set annual performance and bonus criteria in advance (which is consistent with past compensation practice), (iii) removal of automatic cost-of-living salary increases, (iv) changes to clarify that the retention of Dr. Franklin and his associated responsibilities will not provide grounds for Mr. Hickey to terminate the agreement on account of “good reason” and thereby entitle him to severance and (v) changes to the definition of “good reason” termination to comply with Section 409A of the Internal Revenue Code and regulations promulgated thereunder.

Mr. Hickey is currently entitled to an annual base salary of $315,000, Dr. Pines is currently entitled to an annual base salary of $240,620 and Mr. Sportsman is currently entitled to an annual base salary of $249,650. Dr. Pines and Mr. Sportsman are each entitled to annual cost of living increases. Each executive is also eligible for such bonuses and stock options as the Board of Directors shall deem appropriate. The present base salary levels became effective January 1, 2009.  The executives have the right to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, including medical and savings and retirement plans, and receive the benefits and perquisites generally provided to employees of the same level and responsibility. Each executive is entitled to agreed-upon vacation. We are required to obtain life insurance coverage on the life and for the benefit of Mr. Hickey in an amount equal to a multiple of his base salary then in effect.

If any of the executives dies, is terminated for “Cause”, voluntarily resigns other than for “Good Reason”, as such terms are defined in the agreement, or is unable to perform his duties on account of death or disability and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the date when termination of employment occurred.  Under certain circumstances, we may become obligated to pay severance to the executives under the employment agreements. These circumstances include (i) our failure to renew the agreement at the expiration of the term, (ii) our termination of executive's employment without “Cause” and (iii) executive's resignation for "Good Reason". The severance obligation is equal to 12 months of base salary for Mr. Hickey and six months of base salary for Dr. Pines and Mr. Sportsman. The severance obligation also includes the cost of premiums for health insurance benefits that the executive would otherwise have been entitled to receive during such period following termination of employment. Each employment agreement contains confidentiality, ownership of intellectual property, non-compete and non-solicitation provisions.

Change of Control Agreements

We entered into change of control agreements with each of Mr. Hickey and Dr. Pines, each effective in June 2006, and with Mr. Sportsman, effective May 2007. The agreements are designed to help ensure that our company will have the benefit of the continued services and dedication of these executives, notwithstanding the possibility, threat or occurrence of a change of control. Under these agreements, and subject to the terms thereof, the executives will be entitled to certain payments and other benefits in the event their employment is terminated or they resign for "Good Reason" in connection with a "Change of Control" of our company, as those terms are defined in the agreements. Subject to the terms of the agreements, these benefits and payments generally include (i) accelerated option vesting, (ii) extended option exercisability notwithstanding termination of employment, (iii) continued entitlement to participate in group health plans for a period of one year following termination of employment at the same cost rate charged to then-current employees and (iv) payment to the executive by our company in 12 equal monthly installments of (A) a multiple of the executive's highest base salary in effect during the one-year preceding termination of employment and (B) the greater of the previous year's annual bonus received by the executive or the executive's current year target annual bonus. For Mr. Hickey, the multiple is 200% and for Dr. Pines and Mr. Sportsman, the multiple is 150%. Severance payments under the employment agreements will reduce the severance payment obligations under the change of control agreements.

Director Compensation

Each of our non-employee directors is entitled to receive, as full compensation for service as a director, including service on any committee of the Board of Directors:

•
Annual cash compensation, paid quarterly in arrears, of $15,000 plus an additional $5,000 for each committee chair and $10,000 for the Chairman of the Board (who shall not be entitled to separate compensation as a committee chair).    In March 2009, the Compensation Committee approved an interim cash-conserving measure that stipulates that 35% of the quarterly cash compensation would be paid in cash and the balance would be paid in shares of Common Stock based on the fair market value as of the last trading day of the applicable quarter.

•
An annual option grant under our existing stock option plan(s) to purchase 65,000 shares of Common Stock. The options, which the Board shall endeavor to grant at each annual meeting of the Board of Directors, shall have an exercise price equal to the fair market value on the date of grant, shall be vested in full immediately upon grant and shall expire ten years from the grant date.  Dr. Richard Franklin, who receives separate compensation in his capacity of Executive Chairman pursuant to a separate consulting agreement, is not eligible for these annual grants. See “Certain Relationships and Related Transactions.”

We reimburse all directors, including employee directors, for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board.

The following table sets forth certain information with respect to total compensation earned by all members of the Board of Directors during the year ended December 31, 2008, other than Mr. Hickey whose compensation is disclosed in the Summary Compensation Table above.  Mr. Hickey does not receive additional compensation in his role as a director.

Director Compensation for 2008

Name	Fee Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

David G.P. Allan	20,000	28,000	48,000

Barry R. Frankel	20,000	28,000	48,000

Richard L. Franklin, MD	25,000	51,000	76,000

Joerg Gruber	15,000	28,000	43,000

Walter R. Maupay, Jr.	20,000	28,000	48,000

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the directors in 2008, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note G [3] of our financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. The following directors listed in the table have outstanding option awards at 2008 fiscal year-end: Mr. Allan (445,000 shares), Mr. Frankel (475,000 shares), Dr. Franklin (3,080,000 shares), Mr. Gruber (130,000) and Mr. Maupay (565,000 shares). All of the above-listed option awards are fully vested with the exception of 750,000 of Dr. Franklin’s option awards which vest upon the achievement of specific market condition criteria for our Common Stock.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2008, certain information concerning equity compensation plans for employees and directors of and consultants to the Company:

	Number of securities to be	Weighted average exercise	Number of securities
	issued upon exercise of	price of outstanding options,	remaining available for
Plan Category	outstanding options, warrants and rights	warrants and rights	future issuance

Equity compensation plans approved by security holders	4,170,000	$0.71	830,000

Equity compensation plans not approved by security holders	9,648,000	$0.32	272,069

Total	13,818,000	$0.44	1,102,069

115,000 fully vested options have been granted to two individuals under our 2000 Non-Qualified Stock Option Plan at exercise prices ranging from $0.36 to $0.80 per share and with termination dates ranging from April 22, 2012 to February 16, 2017.  None of these options were granted to our directors or officers.

8,583,000 options have been granted to fourteen individuals under our 2001 Non-Qualified Stock Option Plan at exercise prices ranging from $0.09 to $0.80 per share and with termination dates ranging from January 15, 2009 to February 16, 2017.  Of the total options issued, 8,383,000 were vested at year-end, 50,000 vest upon PMA approval for REPEL-CV, 50,000 vest upon IND approval for a drug delivery product, 50,000 vest upon an IDE submission of a gynecological anti-adhesion product, 50,000 vest upon the PMA submission of a gynecological anti-adhesion product. Of these, we granted options to directors and officers as follows:  2,850,000 shares to Mr. Hickey, 1,630,000 shares to Dr. Pines, 250,000 shares to Mr. Allan, 270,000 shares to Mr. Frankel, 2,125,000 shares to Dr. Franklin and 360,000 shares to Mr. Maupay.

950,000 options have been granted to two individuals pursuant to other agreements at exercise prices ranging from $0.40 to $1.00 per share of which 750,000 vest upon the achievement of specific market condition criteria for our Common Stock and 100,000 vest during 2009 and 100,000 vest during 2010 and have a termination date of October 1, 2018.  Of these, we granted options to directors and officers as follows:  750,000 shares to Dr. Franklin.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of two directors, one of whom is independent within the meaning of the rules of the Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors.  The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.  The charter is included on our website.

The primary focus of the Committee is to assist the Board of Directors in its general oversight of our financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations.  Our independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with auditing standards generally accepted in the United States of America.

The Audit Committee serves an oversight role to the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.  The Audit Committee members are not professional auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable laws.

In this context, the Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2008.  Management represented to the Audit Committee that said financial statements were prepared in accordance with generally accepted accounting principles, which was affirmed by our independent registered public accounting firm, Eisner LLP.  The Audit Committee has discussed with Eisner LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee.”

The Audit Committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Eisner LLP the firm’s independence.

Based on the aforementioned actions, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of our Board of Directors:

David G.P. Allan, Chairman
Richard L. Franklin, MD

Audit and Other Fees

The following table summarizes fees billed to the Company by Eisner LLP for 2008 and 2007:

	2008	2007

Audit Fees	$78,000	$97,000
Audit-related Fees	-	-
Tax Fees	1,600	-
Other Fees	-	-

Audit fees include fees for the annual audit and review of financial statements included in that year’s Form 10-Q filings, as well as fees for any other services normally provided by the principal accountant in connection with statutory or regulatory filings, including SEC filings, or engagements.

Tax fees include discussion regarding tax planning.

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor. All of the non-audit fees were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X, which provides a waiver of the pre-approval requirements for certain de minimis activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 1, 2008, we entered into a consulting agreement with Richard L. Franklin, MD, our Chairman of the Board, under which we retained Dr. Franklin to serve in the newly created executive officer role of Executive Chairman. Dr. Franklin’s responsibilities include working with the Board of Directors and the President and Chief Executive Officer in connection with (i) the overall leadership and strategic direction of the Company, (ii) providing guidance and support to senior management of the Company, (iii) the coordination of the activities of the Board of Directors and (iv) communication with shareholders and other important constituencies. The agreement is scheduled to expire on December 31, 2009, subject to automatic renewal for successive one-year periods, subject to termination by either party on prior notice. The agreement contains non-disclosure, non-compete and non-solicitation provisions, as well as provisions relating to the ownership of intellectual property. In consideration for his services, we have agreed to pay Dr. Franklin $100,000 per year and have granted Dr. Franklin a ten-year option to purchase 750,000 shares of our common stock. The option is exercisable as to 125,000 shares at $.40/share, 125,000 shares at $.60/share, 250,000 shares at $.80/share and 250,000 shares at $1.00/share, provided that vesting of the $.40 and $.60 installments is subject to the 30-day average stock price achieving a $.60 level by October 1, 2009 and vesting of the remaining two installments is subject to the stock price achieving a $1.00 30-day average level by October 1, 2010. In his capacity as a director, Dr. Franklin will also continue to be eligible for cash compensation (but not equity-based compensation) paid to members of the Board of Directors in their capacity as such.

On September 30, 2008, we raised $4,000,000 in gross proceeds from a private placement of 10,000,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock, at a purchase price of $.40 per unit. The warrants are exercisable for shares at a price of $.50 per share, and are scheduled to expire on September 30, 2011. In connection with the financing, we paid Clubb Capital Limited (“Clubb Capital”), who served as placement agent, a commission of $280,000 in cash, representing 7% of the gross proceeds raised, and warrants to purchase an aggregate of 700,000 shares of common stock, representing 7% of the number of shares sold in the financing. The agent warrants are identical to the investor warrants, except that the agent warrants expire on September 30, 2012. We also reimbursed the agent for certain financing-related expenses totaling approximately $37,000 including legal fees. One of our directors, Mr. Joerg Gruber, is Chairman and a director of Clubb Capital.

In August and September 2007, we sold an aggregate of 3,000,000 shares of Common Stock at a purchase price of $1.00 per share in a private placement, resulting in gross cash proceeds of $3,000,000. Clubb Capital served as placement agent for the financing. The financing occurred in two closings, the first on August 14, 2007 for total proceeds of $2,800,000 and the second on September 7, 2007 for $200,000.  In connection with the financing, we paid Clubb Capital a commission of $210,000 in cash, representing 7% of the proceeds raised by Clubb Capital, and issued to or at the direction of Clubb Capital warrants to purchase an aggregate of 210,000 shares of Common Stock, representing 7% of the number of shares sold by Clubb Capital in the financing.  The warrants are exercisable at an exercise price equal to $1.10 per share at any time until August 13, 2011.  We incurred certain financing-related expenses including legal fees totaling $93,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports required to be filed during 2008 by our executive officers, directors and beneficial owners of 10% or more of our common stock, pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, were timely filed, except that one report covering one transaction was filed late on behalf of Dr. Franklin and one report covering one transaction was filed late on behalf of Mr. Maupay.

PROPOSAL NO.2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, the reappointment of Eisner LLP as our independent registered public accounting firm to audit our financial statements for the current fiscal year.  We have requested that a representative of Eisner LLP attend the Meeting.  Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

OTHER MATTERS

The Board of Directors is not aware of any matters not set forth herein that may come before the Meeting.  If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS AND COMMUNICATIONS

Proposals for the 2010 Annual Meeting of Stockholders

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Commission.  To be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders, we must receive such proposals not later than December 22, 2009.  Proposals should be directed to the attention of our Secretary. In addition, with respect to stockholder proposals submitted other than for inclusion in our 2010 proxy statement and proxy card, we must receive notice of such proposals no later than March 6, 2010 in order for the proposals to be deemed timely under SEC rules.

Communications with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors.  Stockholders may send written communications to the Board or any of the directors c/o Secretary, SyntheMed, Inc., 200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey 08830.  All communications will be collected and submitted to the Board or the individual directors on a periodic basis.

ANNUAL REPORT

If you received this Proxy Statement by mail, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 accompanies this Proxy Statement. The Annual Report may also be viewed online at the SEC’s website located at www.sec.gov or, as described in the notice containing instructions on how to access our 2009 proxy materials, at www.proxyvote.com. The Annual Report on Form 10-K does not constitute a part of the proxy soliciting material.

ETHICS CODE

We have adopted a Code of Business Conduct (“Code”) applicable to our employees, officers and directors.  The Code is intended to comply with requirements of the Securities and Exchange Commission’s rules.  Copies of the Code may be obtained by stockholders, free of charge, by mailing a request to our Secretary. The Code is included on our website.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules recently adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 24, 2009, we intend to mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet at www.proxyvote.com. Telephone voting instructions are included on the website and on the proxy card.

This new process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources.  However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

By order of the Board of Directors,

Richard L. Franklin, MD
Chairman

Dated:  April 21, 2009

SYNTHEMED, INC.
200 MIDDLESEX ESSEX TURNPIKE
SUITE 210
ISELIN, NJ 08830

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M13779-P80604 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SYNTHEMED, INC.

The Board of Directors recommends a vote "FOR" the election of the nominees and "FOR" Proposal 2.

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Directors

1. Election of Directors:

NOMINEES:

01) David G.P. Allan
02) Barry R. Frankel
03) Richard L. Franklin, MD
04) Joerg Gruber
05) Robert P. Hickey
06) Walter R. Maupay, Jr.

Vote On Proposals

3. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting.

The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees and FOR Proposal 2. On any other matters that may come before the Meeting, the proxy will be voted in the discretion of the persons named on the reverse side.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

SYNTHEMED, INC.

June 8, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.

M13780-P80604

SYNTHEMED, INC.
200 Middlesex Essex Tunpike, Suite 210
Iselin, NJ 08830
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
to be held on Monday, June 8, 2009

This Proxy is solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert Hickey and Eli Pines, Ph.D., and each of them, (with full power to act without the other), as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of Eisner LLP, 750 Third Ave., New York, NY 10017 on Monday, June 8, 2009 at 9:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse side.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)